CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.
STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “ Agreement” ) is made and entered into as of September 30, 2014, between STRATHSPEY CROWN HOLDINGS, LLC, a Delaware limited liability company (“ Seller” ) and ALPHAEON CORPORATION, a Delaware corporation (“ Purchaser” ).
RECITALS
A.Pursuant to the Contribution Agreement (the “Contribution Agreement”) between Seller, Evolus, Inc., a Delaware corporation (“ Evolus” ), the shareholders of Evolus (the “Contributors”) and J. Christopher Marmo, as the Contributors’ Representative (the "Contributors’ Representative”), the Seller received 1,250,000 shares of Series A Preferred Stock of Evolus and 10,000,000 shares of Common Stock of Evolus, representing 100% of the outstanding capital stock of Evolus, of which 125,000 shares of the Series A Preferred Stock of Evolus and 1,000,000 shares of the Common Stock of Evolus (the “ Class D Shares” ) were in exchange for Class D Units of the Seller.
B.     Pursuant to the Contribution Agreement, the Contributors were given the right to require that the Seller sell all of the Class D Shares to the Purchaser, and the Contributors have exercised such right.
C.     Seller now desires to sell all of the Class D Shares, and Purchaser is willing to purchase the Class D Shares, subject to the terms and conditions of this Agreement.
NOW, THEREFORE , in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:
AGREEMENT
1.     Definitions. The following terms, as used in this Agreement, have the following meanings:
“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person, or (ii) any other Person owning or controlling twenty percent (20%) or more of the outstanding voting securities of such Person. For purposes of the foregoing, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“ Daewoong Agreement” means the License & Supply Agreement between Evolus and Daewoong Pharmaceutical Co., Ltd, a corporation organized and existing under the laws of the Republic of Korea, dated as of September 30, 2013.
“ FDA” means the United States Food and Drug Administration, or any successor thereto.
“ GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, as in effect on the date of this Agreement.
“ Net Sales” means the net sales on behalf of Evolus, Seller and any of their Affiliates, authorized sublicensees and assignees for Product sold to third parties other than sublicensees and assignees, as determined in accordance with GAAP applied on a consistent basis. The deductions booked by Evolus, Seller or any of their Affiliates or authorized sublicensees or assignees to calculate the recorded net sales from gross sales include the following:
(i)    normal trade and cash discounts;
(ii)    amounts repaid or credited by reasons of defects, rejections, recalls or returns;
(iii)    rebates and chargebacks to customers and third parties (including, without limitation, Medicare, Medicaid, TriCare, Managed Healthcare);
(iv)    any amounts recorded in gross revenue associated with goods provided to customers for free including samples;
(v)    amounts provided or credited to customers through coupons, other discount programs and co-pay assistance programs;
(vi)    delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates;
(vii)    fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and
(viii)    amounts received for transportation and delivery of the Product, including insurance;
provided, however, with respect to the calculation of Net Sales: (a) Net Sales only include the value charged or invoiced on the first sale to a third party and sales between or among

Evolus, Seller and any of their Affiliates, authorized sublicensees and assignees shall be disregarded for purposes of calculating Net Sales; (b) if Product is delivered to the third party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under GAAP are met; and (c) distributors shall not be considered as sublicensees or assignees.
“Person ” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Product ” means the botulinum toxin product licensed to the Company under the Daewoong Agreement.
“U.S. Approval ” means first approval of the FDA necessary for the marketing of the Product in the United States for Glabellar indication.
2.     Sale of Shares.
(a) Seller hereby sells, assigns, transfers, conveys, and delivers to Purchaser, Seller’s entire right, title, and interest in the Class D Shares.
(b) In consideration for the Class D Shares, Purchaser shall make the following payments: (A) a payment by Purchaser to Seller in an aggregate amount equal to Ten Million United States Dollars ($10,000,000) upon U.S. Approval; (B) quarterly payments by Purchaser to Seller in an aggregate amount equal to [***] percent [***] of the Net Sales of the Product in the United States and its territories and possessions for each quarter (or portion thereof) following the U.S. Approval; and (C) quarterly payments by Purchaser to Seller in an aggregate amount equal to [***] percent [***] of the Net Sales of the Product in any region, territory or jurisdiction other than the United States and its territories and possessions for each quarter (or portion thereof) for any indication in such non-United States region, territory or jurisdiction for which Purchaser or any of its Affiliates has the right to market or sell the Product.
(c) Purchaser has the right to terminate the payments set forth in clauses (B) and (C) of Section 2(b) of this Agreement upon payment of a lump-sum cash payment to Seller equal to One Hundred Forty-Five Million United States Dollars ($145,000,000).
2.     Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

3.     Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to conflict of law principles.
4. Counterparts . This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes.
5.     Third Party Beneficiary. Seller and Purchaser acknowledge and agree that the Contributors are intended third party beneficiaries of this Agreement and the obligations under this Agreement shall inure to the benefit of the Contributors. The Contributors’ Representative, on behalf of the Contributors, shall have the right power and authority to enforce the provisions hereof as though the Contributors were a party hereto.
6. Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties with respect to the matters contemplated herein, and supersedes all other prior written or oral negotiations, commitments, or understandings with respect to the matters provided for herein. No amendment or variation of the terms of this Agreement will be valid unless made in writing and executed by the parties hereto and the Contributors’ Representative on behalf of the Contributors.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF , the undersigned have executed this Agreement as of the date first set forth above.

SELLER:

STRATHSPEY CROWN HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Robert Grant
Name:	Robert Grant
Title:	Manager

PURCHASER:

ALPHAEON CORPORATION

By:	/s/ Robert Grant
Name:	Robert Grant
Title:	Chief Executive Officer

[SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT]